Exhibit 11.2

Metalpha Technology Holding Limited

Insider Trading and Window Policy

(Originally Adopted on October 30, 2024 and Amended And Restated on May 5, 2026)

Introduction

During the course of your relationship with Metalpha Technology Holding Limited (“Metalpha”), you may receive material information that is not yet publicly available (“material nonpublic information”) about Metalpha or other publicly traded companies that Metalpha has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in Metalpha’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Metalpha securities and in the securities of other applicable publicly traded companies, in each case by our employees, directors and consultants who may become aware of material non-public information (“designated consultants”) and the other persons or entities subject to this policy as described below.

Statement of Policy

It is the policy of Metalpha that an employee, director or designated consultant of Metalpha (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to Metalpha may not, directly or indirectly:

1.	engage in any transactions in Metalpha’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

2.	recommend the purchase or sale of any Metalpha’s securities;

3.	disclose material nonpublic information to persons within Metalpha whose jobs do not require them to have that information, or outside of Metalpha to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with Metalpha’s policies regarding the protection or authorized external disclosure of information regarding Metalpha; or

4.	assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to Metalpha at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Metalpha’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of Metalpha that no employee, director or designated consultant of Metalpha (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell Metalpha’s securities at any time or (b) disclose material nonpublic information to persons within Metalpha whose jobs do not require them to have that information, or outside of Metalpha to other persons (unless the disclosure is made in accordance with Metalpha’s policies regarding the protection or authorized external disclosure of information regarding Metalpha).

In addition, it is the policy of Metalpha that no person subject to this policy who, in the course of his or her relationship with Metalpha, learns of any confidential information that is material to another publicly traded company with which Metalpha does business, including a customer, supplier, partner or collaborator of Metalpha, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by Metalpha, as well as derivative securities that are not issued by Metalpha, such as exchange-traded put or call options or swaps relating to Metalpha’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of Metalpha’s ordinary shares in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of ordinary or preferred shares, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and designated consultants of Metalpha and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in Metalpha’s securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

●	financial results or forecasts;

●	new products, services, licenses, features or processes;

●	acquisitions or dispositions of assets, divisions or companies;

●	public or private sales of debt or equity securities;

●	share splits, dividends or changes in dividend policy;

●	the establishment of a repurchase program for Metalpha’s securities;

●	regulatory developments;

●	management or control changes;

●	employee layoffs;

●	a disruption in Metalpha’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

●	tender offers or proxy fights;

●	accounting restatements;

●	litigation or settlements;

●	impending bankruptcy;

●	gain or loss of a license agreement or other contracts with customers or suppliers; and

●	pricing changes or discount policies.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Depending on the particular circumstances, Metalpha may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

Trading Blackouts

Because our workplace culture tends to be open, odds are that the vast majority of our employees, directors and designated consultants will possess material nonpublic information at certain points during the year. To minimize even the appearance of insider trading among our employees, directors and designated consultants we have established “trading blackout periods” during which Metalpha employees, directors, designated consultants and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Metalpha securities. That means that, except as described in this policy, all Metalpha employees, directors, designated consultants and their Related Persons will be able to trade in Metalpha securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of Metalpha’s annual or semi-annual financial results and end at the beginning of the next trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Metalpha’s securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “trading blackout period” will generally begin at the close of the market two business days before the end of each fiscal period for which financial results will be released and end after two full trading days have elapsed since the public dissemination of Metalpha’s financial results for that period. Please note that the trading blackout period may commence early or may be extended if, in the judgment of the Chief Operating Officer, there exists undisclosed information that would make trades by Metalpha employees, directors and designated consultants inappropriate. It is important to note that the fact that the trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

A Metalpha employee, director or designated consultant who believes that special circumstances require him or her to trade during a trading blackout period should consult the Chief Operating Officer. Permission to trade during a trading blackout period will be granted only where the circumstances are extenuating, the Chief Operating Officer concludes that the person is not in fact aware of any material nonpublic information relating to Metalpha or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to Metalpha and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Operating Officer may not trade in Metalpha’s securities. In that situation, Metalpha will notify the designated individuals that neither they nor their Related Persons may trade in the Metalpha’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.

The scheduled and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1. Option Exercises. This policy does not apply to the exercise of options granted under Metalpha’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to Metalpha of already-owned Metalpha shares. This policy does, however, apply to any sale of shares as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

2. Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to Metalpha to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, warrants, options or other equity awards granted under Metalpha’s equity compensation plans. Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by Metalpha, directors, officers and designated consultants may establish a trading plan under which a broker is instructed to buy and sell Metalpha securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established, purchases and sales of Metalpha securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an eligible person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Metalpha at a time when Metalpha was not in a trading blackout period and they were not otherwise aware of any material nonpublic information relating to Metalpha or the securities subject to the Trading Plan. Moreover, all 10b5-1 Trading Plans must be reviewed and approved by Metalpha before being established to confirm that the 10b5-1 Trading Plan complies with all pertinent company policies and applicable securities laws.

Special and Prohibited Transactions

1. Inherently Speculative Transactions. No Metalpha employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to Metalpha’s shares.

2. Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Metalpha employee, director or designated consultant to continue to own Metalpha’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Metalpha employee, director or designated consultant may no longer have the same objectives as Metalpha’s other shareholders. Therefore, Metalpha employees, directors and designated consultants are prohibited from engaging in any such transactions.

3. Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Metalpha’s securities, Metalpha employee, director and designated consultants are prohibited from holding Metalpha’s securities in a margin account or otherwise pledging Metalpha’s securities as collateral for a loan.

4. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Metalpha employee, director or designated consultant is in possession of material nonpublic information. Metalpha therefore discourages placing standing or limit orders on Metalpha’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, officers, directors and other applicable members of management who have been notified that they are subject to pre-clearance requirements face a further restriction: Even during an open trading window, they may not engage in any transaction in, or enter into, modify or terminate any contract, instruction or written plan or arrangement in, Metalpha’s securities without first obtaining pre-clearance from Metalpha’s Chief Operating Officer or his designee at least two business days in advance. The Chief Operating Officer or his designee will then determine whether the Covered Insider may proceed and, if applicable, will assist with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two business days will require new pre-clearance.

Persons subject to pre-clearance must also provide advance notice of their plans to exercise an outstanding option to the Chief Operating Officer or his designee. Metalpha intends to advise all relevant persons if and when the reporting requirements under Section 16(a) of the Exchange Act become applicable. Following the date specified in that notice, once any transaction takes place, the officer, director or applicable member of management must immediately notify the Chief Operating Officer or his designee so that Metalpha may assist in any Section 16 reporting obligations.

Control Shares and Short-Swing Trading

Officers and directors may also be subject to restrictions on sales of shares by control persons (Rule 144 under the U.S. Securities Act of 1933, as amended). In addition, should Metalpha cease to be a foreign private issuer, officers and directors will be subject to the reporting obligations under Section 16 of the Exchange Act will also be subject to profit disgorgement on short-swing transactions (within the meaning of Section 16(b) of the Exchange Act). Officers and directors should take care not to violate these rules and to file any notices of sale required by Rule 144.

Policy’s Duration

This policy continues to apply to your transactions in Metalpha’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with Metalpha has ended. If you are aware of material nonpublic information when your relationship with Metalpha ends, you may not trade Metalpha’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave Metalpha during a trading blackout period, then you may not trade Metalpha’s securities or the securities of other applicable companies until the trading blackout period has ended.

Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Metalpha and to not engage in transactions in Metalpha’s securities or the securities of other applicable public companies while aware of material nonpublic information, as more specifically set forth in this policy. Each individual is responsible for making sure that he or she complies with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of Metalpha or any employee or director of Metalpha pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Metalpha for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by Metalpha, including termination of employment. Anyone who has questions about this policy should contact their own attorney or Metalpha’s legal department, at info@metalpha.finance.

Amendments

Metalpha is committed to continuously reviewing and updating its policies and procedures. Metalpha therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Metalpha’s policies regarding insider trading may be obtained by contacting the legal department.